Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

ELECTION FORM UNDER THE EXCHANGE OFFER

Date:
To:
From:	Cambium Learning Group, Inc.
Re:	Rejected Election Form Under Option Exchange Program

Unfortunately, your Election Form regarding our exchange offer was not accepted for the following reason(s):

•	The election form was received after the expiration deadline for the exchange offer. We cannot process your election.

•	The election form was not properly signed, the box was not checked or you did not include the complete form, including Schedule A.

If you wish to participate in the exchange offer and the exchange offer has not yet expired, please complete and execute the attached Election Form and deliver it to Cambium so that it is received before 5:00 p.m., Eastern Time, on the Expiration Date, which we expect will be July 24, 2013, using one of the following means:

By Mail or Delivery Service:	By Facsimile:
Cambium Learning Group, Inc.	Cambium Learning Group, Inc.
Attention: Todd Buchardt	Attention: Todd Buchardt
17855 North Dallas Parkway, Suite 400	Facsimile: (214) 424-6425
Dallas, TX 75287

By E-mail:
todd.buchardt@cambiumlearning.com

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the expiration of the exchange offer, all Eligible Options held by you will remain outstanding according to their existing expiration date, exercise price, vesting schedule and other terms and conditions.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to Todd Buchardt, by facsimile to
(214) 424-6425, by mail or delivery service to Cambium Learning Group, Inc., Attention: Todd Buchardt, 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, by phone at (214) 932-9590, or by e-mail to todd.buchardt@cambiumlearning.com.